Exhibit (d)(1)(ii)

Schedule A to

Investment Management Agreement

Revised as of March 21, 2019

Portfolio	Annual Fee Rate (stated as a percentage of the Portfolio’s average daily net assets)	Effective Date
AllianzGI Advanced Core Bond Portfolio	0.90%	10/8/15
AllianzGI Best Styles Global Managed Volatility Portfolio	0.40%	3/22/16
AllianzGI Global Small-Cap Opportunities Portfolio	0.90%	6/30/14
AllianzGI International Growth Portfolio	0.70%	3/21/19

[Signature page follows.]

Schedule A to Investment Management Agreement

IN WITNESS WHEREOF, ALLIANZGI INSTITUTIONAL MULTI-SERIES TRUST and ALLIANZ GLOBAL INVESTORS U.S. LLC have each caused this Schedule A to the Amended and Restated Investment Management Agreement to be signed in its behalf by its duly authorized representative, all as of the day and year first written above.

ALLIANZGI INSTITUTIONAL MULTI-SERIES TRUST

By:	/s/ Thomas J. Fuccillo
Name:	Thomas J. Fuccillo
Title:	President & Chief Executive Officer

ALLIANZ GLOBAL INVESTORS U.S. LLC

By:	/s/ Barbara R. Claussen
Name:	Barbara R. Claussen
Title:	Managing Director & Chief Operating Officer US

Schedule A to Investment Management Agreement – Signature Page